Filed Pursuant to Rule 433

Registration No. 333-191209

Relating to Preliminary Prospectus Supplement dated November 28, 2022

Hungary
U.S.$400,000,000 7.625% Notes due 2041

Pricing Term Sheet
dated November 28, 2022

Issuer	Hungary

Security	7.625% Notes due 2041 (Re-opening)

Currency	United States Dollar ("U.S.$")

Pricing Date	November 28, 2022

Outstanding Amount	U.S.$1,250,000,000 (Before re-opening)

Re-opening Amount Offered	U.S.$400,000,000

Maturity Date	March 29, 2041

Coupon	7.625%

Interest Payment Dates	Semi-annual on September 29 and March 29 in each year

Price to Public	106.50%[1]

Benchmark Treasury	T 4 11/15/42

Benchmark Treasury Price	100 – 07

Benchmark Treasury Yield	3.984%

Spread to Benchmark Treasury	300.5bps

Yield	6.989%

Net Proceeds to Issuer, before Expenses	U.S.$430,352,778

Expected Settlement Date	December 1, 2022 (T+3)

Listing	London Stock Exchange

Governing Law	New York, New York

Settlement	Depository Trust Company

Form of the Notes	Registered Global Notes

1      Plus accrued and unpaid interest, from and including September 29, 2022 to, but excluding December 1, 2022, in the amount of U.S.$5,252,778.

CUSIP	445545AF3

ISIN	US445545AF36

Common Code	061189734

Anticipated Ratings	Baa2 / BBB / BBB from Moody’s / S&P / Fitch

Lead Manager:	J.P. Morgan SE

Form	The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of U.S.$2,000 and integral multiples thereof.

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

A preliminary prospectus supplement of Hungary accompanies the free-writing prospectus and is available from the SEC's website at https://www.sec.gov/Archives/edgar/data/889414/000110465922122341/tm2231387-2_424b5.htm

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan SE at +44 (0) 20 7134 2468.